Exhibit 99.1

News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384

767 Fifth Avenue	Media Relations:
New York, NY 10153	Alexandra Trower
(212) 572-4430

ESTÉE LAUDER COMPANIES DELIVERS 30% EARNINGS PER SHARE INCREASE ON 11% SALES GROWTH IN FIRST QUARTER OF FISCAL 2009

INTERNATIONAL SALES AND EARNINGS DRIVE GROWTH

New York, NY, October 28, 2008 - The Estée Lauder Companies Inc. (NYSE: EL) today reported $1.90 billion in net sales for its fiscal first quarter ended September 30, 2008, an 11% increase over the $1.71 billion reported in the prior-year quarter.  Excluding the impact of foreign currency translation, net sales rose 10%.

The Company reported net earnings for the quarter ended September 30, 2008 of $51.1 million, a 31% increase compared with $39.1 million last year.  Diluted net earnings per common share for the quarter rose 30% to $.26 compared with $.20 reported in the prior year.

William P. Lauder, Chief Executive Officer said, “In spite of a very challenging global macroeconomic environment, we met our sales growth target and exceeded our EPS estimate for the quarter. We achieved our goals on the strength of our brands and the efforts of our employees who demonstrated time and again the value of our products to consumers.  Our performance in the period underscored, once more, the importance of our investments in emerging markets as well as our presence in more established international markets. We also continued to benefit from product innovation, multi-channel distribution and consistent brand building investments.  Looking forward, we are convinced that these strategies, along with our commitment to strong execution and disciplined spending, will continue to be key drivers of both our top line and bottom line performance.

“In the near term, we see this as a time of extraordinary uncertainty.  We believe the global economic challenges will be extensive and ongoing, and we are managing our business with these expectations in mind.  We remain focused on our core strengths and in directing our resources to the greatest growth opportunities, while vigilantly taking necessary steps to protect our bottom line where we can.  We believe that the slowdown in the global economy will impact our overall sales growth for the remainder of the fiscal year, and the unprecedented strengthening of the U.S. dollar against several major currencies will also have a negative impact on our results.  With this in mind, we are revising our full 2009 fiscal year estimates for sales growth in constant currencies to 3% to 5% and earnings per share to $2.20 to $2.50.”

Results by Product Category

	Three Months Ended September 30
					Operating Income (Loss)		Percent
	Net Sales		Percent Change				Change
			Reported	Local			Reported
(Unaudited; Dollars in millions)	2008	2007	Basis	Currency	2008	2007	Basis
Skin Care	$716.8	$619.5	15.7%	13.9%	$43.5	$35.8	21.5%
Makeup	742.9	663.1	12.0	10.6	54.4	41.1	32.4
Fragrance	327.8	313.0	4.7	3.3	(5.5)	(5.0)	(10.0)
Hair Care	98.8	102.6	(3.7)	(4.4)	(1.0)	7.4	(100.0)+
Other	17.2	11.9	44.5	42.9	1.2	(1.1)	100.0 +
Subtotal	1,903.5	1,710.1	11.3	9.8	92.6	78.2	18.4
Special charges related to cost savings initiative	—	—			(0.1)	(0.3)
Total	$1,903.5	$1,710.1	11.3%	9.8%	$92.5	$77.9	18.7%

For the fiscal 2009 first quarter, on a reported basis, as well as in constant currency, sales increased in all product categories within each of the Company’s geographic regions, except for hair care in the Americas.

Skin Care

•                  The 16% net sales growth in skin care products in the current quarter was particularly strong in view of the 9% sales gain in the category in last year’s first quarter.  This growth was primarily fueled by double-digit increases in the Company’s international businesses.

•                  The recent launches of Perfectionist [CP+] Wrinkle Lifting Serum and Cyber White EX by Estée Lauder, as well as Moisture Surge Extended Thirst Relief and Superdefense SPF 25 Age Defense Moisturizer from Clinique contributed incremental sales.

•                  The category’s growth also benefited from increases in our La Mer brand and products such as the 3-Step Skin Care System from Clinique and Tri-Aktiline Instant Deep Wrinkle Filler and Eyliplex-2 by good skin™.

•                  Operating income increased, primarily reflecting improved results from certain of the Company’s core brands due to the strong sales gains.

Makeup

•                  Makeup sales increased sharply, with solid double-digit gains reported in international markets along with a mid-single digit sales increase in the Americas.

•                  The Company’s makeup artist brands continued to generate strong sales growth during the quarter, principally in international markets.

•                  Higher makeup sales were also generated from the launch of High Impact Lip Colour SPF 15 and reformulated Superfit Makeup from Clinique, as well as Estée Lauder Signature Blush and Sumptuous Bold Volume Lifting Mascara by Estée Lauder.

•                  Operating income increased, primarily reflecting improved results from certain of the Company’s core brands and makeup artist brands stemming from the higher sales.

Fragrance

•                  Fragrance sales increased, primarily driven by newer fragrance offerings.  While current year sales compared favorably to the prior year, the Company continues to face challenges in this product category, primarily in the United States.

•                  The launch of Sensuous by Estée Lauder and the international introduction of DKNY Delicious Night contributed to the sales growth.

•                  The increased sales also benefited from the performance of various Tom Ford and Jo Malone fragrances.

•                  Operating loss in the fragrance product category widened in the current quarter primarily reflecting lower net sales of designer fragrance products, partially offset by favorable results related to launches of new Estée Lauder fragrances.

Hair Care

•                  Sales of hair care products decreased, primarily due to the conclusion of Bumble and bumble’s hotel amenities program.

•                  Aveda net sales benefited from the launch of Dry Remedy Shampoo and Conditioner and the recent acquisition of an independent distributor.

•                  Higher sales were posted at Ojon, which was acquired in July 2007.

•                  Hair care reported an operating loss in the current quarter compared to an operating profit in the prior-year period, primarily due to the conclusion of the Bumble and bumble amenities program and an increase in selling and marketing expenses related to the positioning of the Ojon brand for future growth.

Results by Geographic Region

	Three Months Ended September 30
					Operating		Percent
	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
(Unaudited; Dollars in millions)	2008	2007	Basis	Currency	2008	2007	Basis
The Americas	$939.0	$898.9	4.5%	4.2%	$56.5	$52.4	7.8%
Europe, the Middle East & Africa	641.5	551.2	16.4	13.5	7.6	9.0	(15.6)
Asia/Pacific	323.0	260.0	24.2	21.1	28.5	16.8	69.6
Subtotal	1,903.5	1,710.1	11.3	9.8	92.6	78.2	18.4
Special charges related to
cost savings initiative	—	—			(0.1)	(0.3)
Total	$1,903.5	$1,710.1	11.3%	9.8%	$92.5	$77.9	18.7%

The Americas

•                  Sales growth reflected gains in the United States from certain of the Company’s core brands and makeup artist brands.  Gains were also achieved in Latin America and Canada, as well as growth from the Ojon brand.

•                  The Company believes the current economic conditions in this region during the quarter, particularly in the department store channel, as well as competitive pressures, negatively impacted certain of the Company’s businesses.

•                  Operating income in the Americas increased, driven by higher sales from certain of the Company’s core and makeup artist brands, coupled with cost containment and contingency plan efforts.  These favorable results were partially offset by challenges experienced by the Company’s hair care brands in the United States and incremental investment in information technology systems and infrastructure.

Europe, the Middle East & Africa

•                  In constant currency, net sales increased sharply, with every country, except Spain, posting gains, and most reporting double-digit sales growth.  The higher sales were led by the United Kingdom, the Company’s travel retail business and Italy.

•                  Strong double-digit sales increases were achieved in certain emerging markets, including Russia and Eastern Europe.

•                  Operating income decreased, reflecting lower results in Russia, Spain and France, inclusive of additional provisions for certain accounts receivable and inventory.  Partially offsetting these decreases were improved results from our travel retail business, the United Kingdom and Germany.

Asia/Pacific

•                  This region generated significant constant currency sales growth with every country posting increases.  Strong double-digit growth was generated in Korea, China, Hong Kong, Australia and Thailand.  Sales in Japan, the Company’s largest Asian market, also improved, rising mid-single digits.

•                  Operating income in the region increased substantially, led by improved results in Japan, Korea, Hong Kong and China.

Cash Flows

•                  For the three months ended September 30, 2008, net cash flows used for operating activities were $196.2 million, compared with $132.8 million in the prior-year period.

•                  The change primarily reflects increased cash used for certain seasonal working capital components and noncurrent liabilities.

•                  Operating cash flow was utilized primarily for capital investments, the acquisitions of businesses and the repurchase of shares of the Company’s Class A Common Stock.

•                  The Company believes that cash on hand, cash generated from operations, available credit lines and access to credit markets will be adequate to support its currently planned business operations on both a near-term and long-term basis.

Estimate of Fiscal 2009 Second Quarter and Full Year

The high degree of global economic uncertainty may have a negative effect on consumer confidence, demand and spending.  The Company cannot predict with certainty the extent or duration of these conditions and is cautious that the current economic climate may affect the Company’s results for the remainder of fiscal 2009.  A continuation of these conditions, which are almost without precedent, makes definitive forecasting difficult.

The Company expects the current retail trends in North America to continue for the remainder of the fiscal year.  In Europe, the Middle East & Africa, sales growth rates are anticipated to slow in certain key countries.  The Company’s outlook in Asia/Pacific is cautiously positive, reflecting the softening of certain retail environments in this region.

Second Quarter

•                  Net sales are expected to grow between 2% and 3% in constant currency.

•                  Foreign currency translation at current spot rates is expected to negatively impact net sales by approximately 8.5% versus the prior-year period.

•                  Diluted net earnings per share are projected to be between $.97 and $1.05.  This projection includes the expected negative impact of foreign currency translation of approximately $.11 per share.

Full Year

•                  Net sales are now forecasted to grow between 3% and 5% in constant currency, below the previous expectations of sales growth of 6% to 8%.

•                  Foreign currency translation at current spot rates is expected to negatively impact net sales by approximately 6.5% versus the prior-year period.

•                  Given the revised sales expectations, the Company projects diluted net earnings per share to be between $2.20 and $2.50.  This projection includes the expected negative impact of foreign currency translation of approximately $.33 per share.

•                  On a product category basis, in constant currency, sales in hair care are expected to be the leading sales growth category, followed by skin care, makeup and fragrance.

•                  Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, where the Company expects sales gains of approximately 13% to 15%.  In Europe, the Middle East & Africa constant currency sales are forecasted in the range of 4% to 6% and in the Americas, flat to up 2%.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “planned,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Lauder’s remarks and those in the “Estimate of Fiscal 2009 Second Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)              increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)              the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s core brands, including gift with purchase, and in the Company’s fragrance business;

(3)              consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors and ownership of competitors by the Company’s customers that are retailers;

(4)              destocking by retailers;

(5)              the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;

(6)              shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)              social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)              changes in the laws, regulations and policies (including the interpretation and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)              foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies on a timely basis and within the Company’s cost estimates;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly announced cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to the events that are currently taking place in the Middle East, including terrorist attacks, retaliation and the threat of further attacks or retaliation;

(17)        the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 140 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, Good Skin™, Grassroots, Sean John, Missoni, Daisy Fuentes, Tom Ford, Mustang, Coach, Ojon and Eyes by Design.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

– Tables Follow –

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended September 30
			Percent
	2008	2007	Change
Net Sales	$1,903.5	$1,710.1	11.3%
Cost of sales	500.1	455.8
Gross Profit	1,403.4	1,254.3	11.9%

Gross Margin	73.7%	73.3%

Operating expenses:
Selling, general and administrative	1,310.8	1,176.1
Special charges related to cost savings initiative	0.1	0.3
	1,310.9	1,176.4	11.4%

Operating Expense Margin	68.9%	68.8%

Operating Income	92.5	77.9	18.7%

Operating Income Margin	4.8%	4.5%

Interest expense, net	15.3	18.4

Earnings before Income Taxes and Minority Interest	77.2	59.5	29.7%

Provision for income taxes	27.6	21.1
Minority interest, net of tax	1.5	0.7
Net Earnings	$51.1	$39.1	30.7%

Net earnings per common share:
Basic	$.26	$.20	29.7%
Diluted	.26	.20	29.8%

Weighted average common shares outstanding:
Basic	195.3	194.0
Diluted	198.8	197.2

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	September 30	June 30	September 30
	2008	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$328.8	$401.7	$211.4
Accounts receivable, net	1,164.9	1,038.8	1,062.4
Inventory and promotional merchandise, net	1,048.4	987.2	968.5
Prepaid expenses and other current assets	364.1	359.5	285.5
Total Current Assets	2,906.2	2,787.2	2,527.8

Property, Plant and Equipment, net	1,042.6	1,043.1	917.4
Other Assets	1,232.9	1,180.9	1,167.7
Total Assets	$5,181.7	$5,011.2	$4,612.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term debt	$349.9	$118.7	$396.3
Accounts payable	331.5	361.7	314.5
Other current liabilities	1,142.7	1,218.8	1,060.7
Total Current Liabilities	1,824.1	1,699.2	1,771.5

Noncurrent Liabilities
Long-term debt	1,082.0	1,078.2	1,062.4
Other noncurrent liabilities and minority interest	559.2	580.6	555.6
Total Stockholders’ Equity	1,716.4	1,653.2	1,223.4
Total Liabilities and Stockholders’ Equity	$5,181.7	$5,011.2	$4,612.9

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Three Months Ended September 30

	2008	2007
Cash Flows from Operating Activities
Net earnings	$51.1	$39.1
Depreciation and amortization	62.6	59.0
Deferred income taxes	(7.1)	(6.4)
Other items	24.5	20.8
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(177.6)	(174.6)
Increase in inventory and promotional merchandise, net	(96.8)	(84.9)
Increase in other assets, net	(23.0)	(12.1)
Increase (decrease) in accounts payable and other liabilities	(29.9)	26.3
Net cash flows used for operating activities	$(196.2)	$(132.8)

Capital expenditures	$75.9	$78.5
Payments to acquire treasury stock	57.0	54.4

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